Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan and the Hilton Grand Vacations Inc. 2017 Stock Plan for Non-Employee Directors of our reports dated June 1, 2016, with respect to the balance sheet of Hilton Grand Vacations Inc. and consolidated financial statements of Hilton Resorts Corporation included in its Registration Statement on Form 10 (File No. 001-37794), as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Orlando, FL

December 22, 2016